Exhibit 99.1

AMERICAN SOIL TECHNOLOGIES ANNOUNCES $500,000 IN DEBT CONVERTED TO COMMON STOCK

PASADENA, CALIFORNIA FEBRUARY 27, 2007. American Soil Technologies, Inc. (OTCBB:
SOYL) announced today that FLD Corporation, its largest creditor has converted a total of $500,000 of debt to the Company's Common Stock.

FLD's largest shareholder is Louie Visco a Director and Board Chairman of American Soil Technologies.

Carl Ranno, the President and CEO of American Soil Technologies, stated, "Mr. Visco continues to demonstrate his confidence in the future of American Soil Technologies by converting debt to common shares." Mr. Ranno went on to state "a conversion of this sizable amount of debt to equity will have a very positive impact on the Company's balance sheet that will be beneficial in terms of future financing as required and is a strong indication of the confidence our largest shareholder has in the future of our Company."

Additional information about the conversion is available in the Company's Form 8-K filed today with the Securities and Exchange Commission.

ABOUT AMERICAN SOIL TECHNOLOGIES, INC.

American Soil Technologies is in the $150 billion green industry. The company develops, manufactures and markets cutting-edge technology that decreases the need for water in agriculture and other plant growing businesses, and promotes sustainable growing environments. Through the acquisition of Smart World Organics the Company has entered the multi billion-dollar organic and sustainable soil amendment market in agriculture and other plant growing businesses. The Company has an exclusive license to two method patents with cross-linked and linear polymers as their basis. The Company also holds six patents on a revolutionary new machine, the M-216 Injector, designed to install its liquid products in mature turf as well as some standing crops. The Company also holds a patent on a unique slow release liquid fertilizer.

More product information can be found on the corporate Web sites, located at http://www.americansoiltech.com and www.smartwp.com

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.


FOR MORE INFORMATION CONTACT:
American Soil Technologies
Carl P. Ranno
818.899.4686